Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-238084, 333-226786, 333-196120, 333-176205, 333-168254, 333-168629, and 333-138697 as amended, where applicable) of Bausch Health Companies Inc. of our report dated February 24, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 22 in the consolidated financial statements, as to which the date is May 4, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
May 4, 2021